UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2022

LAWSON PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(773) 304-5050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.00 par value	LAWS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2022, Mr. DeCata entered into an agreement pursuant to which he agreed to retire from his positions as President and Chief Executive Officer and as a member of the Board of Directors of Lawson Products, Inc., a Delaware corporation (“Parent”), on May 1, 2022. The agreement also provided that, effective as of April 4, 2022, Michael G. DeCata retired from his position as President and Chief Executive Officer of Lawson Products, Inc., an Illinois corporation (the “Lawson Products Operating Company”), and all other positions with the Lawson Products Operating Company. The Lawson Products Operating Company is a wholly-owned subsidiary of Parent. Parent has not announced a replacement for Mr. DeCata as principal executive officer of Parent.

In connection with Mr. DeCata’s retirement, the Lawson Products Operating Company and Mr. DeCata entered into a Retirement and Consulting Agreement, dated as of April 4, 2022 (the “Consulting Agreement”), pursuant to which Mr. DeCata agreed (1) to remain employed as the Chief Executive Officer of Parent through May 1, 2022, (2) that effective as of May 1, 2022, Mr. DeCata will retire from his position with Parent and shall resign from the Board of Directors of Parent and (3) to thereafter provide during the Consulting Period (as defined below) consulting and advisory services from time to time as may be reasonably requested by the Lawson Products Operating Company’s Chief Executive Officer or a member of Parent’s Board of Directors. The “Consulting Period” means the period commencing on May 1, 2022, and continuing until the earliest of (i) May 1, 2026, (ii) the Lawson Products Operating Company’s termination of Mr. DeCata’s consulting and advisory services and (iii) Mr. DeCata’s death or disability.

The Consulting Agreement provides that Mr. DeCata will receive through May 1, 2022, (i) his current base salary, (ii) continued eligibility to receive the employee benefits Mr. DeCata currently receives (provided that Mr. DeCata will not be eligible to receive an Annual Incentive Plan award or a Long-Term Incentive Plan award for any period on or after May 1, 2022) and (iii) certain other accrued compensation under his Employment Agreement dated as of August 14, 2017, as amended on April 11, 2018.

The Consulting Agreement also provides that (1) during the Consulting Period, Mr. DeCata shall be entitled to receive an annualized amount of $600,000 per year, payable in monthly installments, for each month of the Consulting Period, (2) the Consulting Period shall be deemed to be continued employment with the Lawson Products Operating Company for purposes of Mr. DeCata’s existing equity awards that are market stock units or stock performance rights, (3) all of Mr. DeCata’s outstanding restricted stock units will be accelerated as of May 1, 2022, and (4) Mr. DeCata shall continue to be covered under the Lawson Products Operating Company’s group health plan, including any spousal and dependent coverage, at active employee rates, through the end of the Consulting Period. However, the Consulting Agreement further provides that if the Consulting Period terminates prior to May 1, 2026, for any reason other than (i) a voluntary termination by Mr. DeCata (which does not include a termination because of death or disability) or (ii) a termination by the Lawson Products Operating Company due to Mr. DeCata’s material breach of the Consulting Agreement, the payments and benefits described in the preceding sentence will continue to be paid or provided through May 1, 2026.

In addition, the Consulting Agreement obligates Mr. DeCata to provide a general waiver and release of claims in the form prescribed by the Consulting Agreement no later than June 30, 2022, and obligates Mr. DeCata to comply with certain restrictive covenants.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which is attached to this Current Report as Exhibit 10.1 and hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Retirement and Consulting Agreement, dated as of April 4, 2022, by and between Lawson Products, Inc., an Illinois corporation, and Michael G. DeCata.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC. (Registrant)

Date: April 8, 2022	By:	/s/ Ronald J. Knutson
	Name:	Ronald J. Knutson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer